Exhibit 99.1

New Era Energy & Digital Secures Funding for Development of its Ector County, Texas Data Center Campus, Including Exercise of Underwriters’ Option

Closing of the full exercise of $15 million underwriters’ option brings New Era a total of $115 million in equity funding pursuant to the previously announced public offering, the initial Macquarie credit facility provides funding of $20 million with potential future availability of an additional $270 million for TCDC development, and an additional $5 million in funding was provided via an equity investment from Macquarie

MIDLAND, Texas – April 14, 2026 – New Era Energy & Digital, Inc. (NASDAQ: NUAI) (“New Era” or the “Company”), a developer and operator of next-generation digital infrastructure and integrated power assets in the Permian Basin, today announced the closing of the underwriters’ option to purchase additional shares of common stock in connection with the Company’s previously announced public offering (the “Equity Offering”), resulting in total gross proceeds of approximately $115 million, together with the initial funding of the $20 million first tranche loan under the previously announced $290 million senior secured term loan credit facility (“Term Loan”) with Macquarie Group’s Commodities and Global Markets business (“Macquarie”), as well as an additional $5 million equity investment from Macquarie at approximately $5 per share.

This balance sheet transformation marks a deliberate step toward execution and a significantly strengthened financial position, with combined equity proceeds and committed project-level financing providing a clear capital pathway to progress the development of the Company’s flagship project, Texas Critical Data Centers LLC (“TCDC”).

The Term Loan is expected to be used to support key commercial and development milestones, including the procurement of key long-lead equipment and ongoing site development. The Company intends to use the proceeds from the public offering to repay all outstanding borrowings under its senior secured convertible promissory note with SharonAI Holdings Inc. and the remainder for general corporate purposes. Upon repayment of the SharonAI note, the Company will eliminate SharonAI’s existing liens and simplify its capital structure, enhancing its ability to execute financing initiatives and advance commercial discussions with key counterparties.

New Era’s financing initiatives are complemented by its previously announced non-binding letter of intent with Stream Data Centers, a leading U.S. data center development and operating platform. Together with Macquarie, a global financial services group, these relationships reflect growing institutional alignment across the Company’s capital stack and development platform.

“This marks a pivotal milestone for New Era,” said E. Will Gray II, Chief Executive Officer of New Era. “With these transformative financings, we have secured the capital required to support TCDC’s development beyond just phase 1, and significantly strengthened our balance sheet. Our credit facility with such a trusted expert in infrastructure like Macquarie provides us with valuable financial flexibility as we invest in multiple phases of TCDC development. We remain fully focused on advancing TCDC toward commercialization and executing on the significant demand we are seeing for next-generation AI infrastructure.”

Joshua Stevens, Managing Director at Macquarie, added “We are pleased to support New Era in the development of their TCDC project. We believe TCDC is strategically positioned for near-term development and power delivery, presenting a compelling opportunity to address the growing demand for high-performance computing infrastructure.”

Northland Capital Markets served as the lead book-running manager for the Equity Offering and capital markets advisor to the Company for the Term Loan. Texas Capital Securities served as book-running manager for the Equity Offering.

About New Era Energy & Digital, Inc.

New Era is a developer and operator of next-generation digital infrastructure and integrated power assets. The Company is developing Texas Critical Data Centers LLC (“TCDC”), a 438 acre large-scale AI and high-performance computing data center campus located in Ector County, outside Odessa, Texas. TCDC is master planned as a multi-phase development, with anticipated capacity scaling to 1+ gigawatt over time. With a growing portfolio of strategically located, vertically integrated resources including powered land and powered shells, the Company delivers turnkey solutions that enable hyperscale, enterprise, and edge operators to accelerate data center deployment, optimize total cost of ownership, and future-proof their infrastructure investments.

For more information, visit: www.newerainfra.ai, and follow New Era Energy & Digital on LinkedIn and X.

For investor inquiries, please contact:

OG Advisory Group

Lincoln Tan

nuai@orangegroupadvisors.com

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the offering and the use of proceeds therefrom. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks contained in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.